Exhibit 99.1

NEWS BULLETIN FROM:	RE: ECC Capital Corporation 1833 Alton Parkway Irvine, CA 92606 NYSE: ECR

For Further Information:

AT THE COMPANY:

Roque A. Santi

Chief Financial Officer

(949) 856-7611

rsanti@encorecredit.com

FOR IMMEDIATE RELEASE

November 14, 2006

ECC Capital Corporation Reports Results for Third Quarter Ended

September 30, 2006

IRVINE, Calif., Nov. 14 — ECC Capital Corporation (NYSE: ECR), a mortgage finance real estate investment trust (REIT) that originates and invests in residential mortgage loans, today announced financial results for the third quarter ended September 30, 2006.

Recent Events

On October 10, 2006, ECC Capital announced that it had entered into an Asset Purchase Agreement to sell certain operating assets used in its subprime wholesale mortgage banking division to Bear Stearns Residential Mortgage Corporation (Bear Res), an affiliate of Bear Stearns & Co. (Bear Stearns), for approximately $26 million in cash and Bear Res’ assumption of certain lease liabilities. ECC Capital will retain other obligations arising from its subprime wholesale mortgage banking division, including but not limited to, loan repurchase obligations, remaining leases and personnel related liabilities. Upon completion of the transaction, which is expected to close by the end of 2006, Bear Res will have acquired ECC Capital’s subprime wholesale mortgage origination business and intends to continue to operate it under the Encore Credit name.

Following the consummation of the transaction with Bear Res, ECC Capital will effectively exit the subprime wholesale mortgage origination business but will retain the majority of its core assets, including its residual interests in mortgage-backed securities and associated servicing rights. ECC Capital is continuing to explore strategic alternatives with respect to maximizing the value of these remaining assets.

Financial and operational summary

•	Loss for the three months ended September 30, 2006 of $53.9 million or $0.54 per share. Loss for the nine months ended September 30, 2006 of $78.9 million or $0.79 per share.

•	ECC Capital received $13.2 million in excess cash flows from securitizations during the three months ended September 30, 2006, bringing total excess cash flows received during the nine months ended September 30, 2006 to $44.9 million.

•	Cash and cash equivalents increased to $102.8 million as loan inventory levels were reduced to $711.2 million.

•	Within 30 days of the close of the transaction with Bear Res, the Company presently intends to distribute $80 million, or $0.80 per share, to its stockholders.

•	In conjunction with the Asset Purchase Agreement with Bear Res, an affiliate of Bear Res has agreed to finance and a different affiliate has agreed to acquire substantially all of ECC Capital’s loan production.

The loss for the three and nine months ended September 30, 2006 was driven largely by losses of the Company’s mortgage banking segment, which lost $42.6 million and $101.4 million for the three and nine months ended September 30, 2006. The losses of the mortgage banking segment primarily reflect continued poor sales execution, which for the three and nine months ended September 30, 2006 averaged 101.12% and 100.46%, respectively. The weighted average price for loan sales executed at a premium was 101.56% and 101.31% for the three and nine months ended September 30, 2006, respectively. The Company’s cost to originate1 for the three and nine months ended September 30, 2006 was 2.21% and 2.29%, respectively.

Results of operations were also impacted by the following factors:

•	Net interest income declined reflecting (i) a significant decline in levels of interest earning assets as the Company has experienced declining loan production due to increases in mortgage interest rates and market competition, as well as declining demand for mortgage loans, (ii) higher borrowing costs, in particular with respect to the securitizations within the portfolio investment segment where borrowing costs adjust monthly and most of the segment’s adjustable rate mortgage loans have not reached scheduled interest rate reset dates and (iii) additional interest expense associated with the amortization of commitment fees paid to extend certain lending arrangements.

•	The Company continued to experience higher levels of repurchase claims generally relating to early payment defaults on mortgage loans for which the borrower has missed the first payment due to the purchaser of the loan. During the three and nine months ended September 30, 2006, the Company accrued $23.2 million and $39.4 million, respectively, to reduce gain on sale for losses expected to be realized ultimately on loans subject to repurchase claims. Following the sale of its mortgage banking operations to Bear Res, ECC Capital will remain obligated to repurchase loans in fulfillment of early payment default (EPD) and representation and warranty

[1]	Cost to originate is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. It represents the reported operating expenses, the most directly comparable GAAP measure, of ECC Capital before the deferral of origination costs under SFAS No. 91 (Accounting for Nonrefundable Fees and Costs Associated with Origination or Acquiring Loans and Initial Direct Costs of Leases) plus the net fees paid to or received in connection with originating the mortgage loans less (i) the direct costs associated with servicing ECC Capital’s portfolio of mortgage loans (ii) the severance and lease termination costs associated with ECC Capital’s announced restructurings and (iii) net REO gains (losses) on ECC Capital’s held for sale portfolio. Companies in ECC Capital’s peer group measure their operating efficiency in a similar manner enabling comparisons of overall operating efficiency. These factors make total cost to originate a useful measure of the efficiency of ECC Capital’s production operations. Over time, loan sale prices need to exceed ECC Capital’s cost to originate if ECC Capital is to be profitable.

claims related to loans it sold to investors prior to the close of the transaction with Bear Res. The reserve for losses arising on repurchase claims is $33.2 million at September 30, 2006. Management believes the reserve for losses it may incur in disposing of these claims is adequate to provide for anticipated losses; however, the amount of future claims and losses is largely dependent on market conditions and the performance of the Company’s loans. As a result, the amount of future losses relating to ECC Capital’s repurchase obligations may differ from the amount recorded as of September 30, 2006.

•	During the three months ended September 30, 2006, interest rates along the forward curve declined resulting in a decline in the aggregate value of the Company’s derivative financial instruments.

•	Operating expenses have declined as a result of the decline in loan production volume and the Company’s cost containment initiatives, which offset the negative impact of the preceding items.

Financial Results

ECC Capital reported a net loss for the three months ended September 30, 2006 of $53.9 million or $0.54 per share, as compared to net income for the three months ended September 30, 2005 of $22.4 million or $0.22 per share. For the nine months ended September 30, 2006 and 2005, ECC Capital reported a loss of $78.9 million and $14.3 million, respectively, or $0.79 per share and $0.17 per share, respectively. See the accompanying unaudited income statement for the three and nine months ended September 30, 2006 and 2005.

Net interest income

Components of interest income are summarized as follows (dollars in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
	(unaudited)
Loans held for investment
Coupon interest	$52,241	$67,052	$178,885	$126,552
Premium amortization	(4,193)	(6,135)	(18,454)	(10,579)
Prepayment penalties	6,989	4,830	23,664	5,896

Total	55,037	65,747	184,095	121,869

Loans held for sale
Coupon interest	21,591	48,435	103,874	77,743
Prepayment penalties	336	453	1,473	545

Total	21,927	48,888	105,347	78,288

Residual accretion	3,488	859	7,586	2,373
Investment interest income	962	258	1,566	1,308

Total interest income	$81,414	$115,752	$298,594	$203,838

Interest income declined 29.7% to $81.4 million for the three months ended September 30, 2006 from $115.8 million for the three months ended September 30, 2005. Interest income from the held for investment portfolio declined as a result of declining principal balances within the portfolio due to early prepayments and scheduled principal payments. The decline in premium amortization for the comparable three month periods reflects similar factors. Prepayment penalties have increased due to normal seasoning of the portfolio.

Interest income from the held for sale portfolio declined significantly as year-to-year average loan balances declined. Unpaid loan principal balances as of September 30, 2005 totaled $3.8 billion, but had declined to $732 million as of September 30, 2006.

Interest income increased 46.5% to $298.6 million for the nine months ended September 30, 2006 from $203.8 million for the nine months ended September 30, 2005. Coupon interest income in the held for investment portfolio increased due to higher average balances for the nine months ended September 30, 2006 as compared to the nine months ended September 30, 2005. The Company completed securitizations and transferred loans to the held for investment category in March 2005, May 2005, August 2005 and November 2005. Although the aggregate principal balance of loans held for investment declined through 2006, average outstanding balances for the nine months ended September 30, 2006 exceeded average outstanding balances for the comparable period in 2005 resulting in an increase in interest income. Higher premium amortization for the comparable nine month periods reflects similar factors. Prepayment penalties have increased due to normal seasoning of the portfolio and the noted increase in average balances.

Interest income from the held for sale portfolio for the nine months ended September 30, 2006 also increased as compared to the comparable period in 2005, reflecting slightly higher average outstanding principal balances and increases in the weighted average coupon charged to borrowers. The loans held for sale portfolio grew significantly during 2005 as production increased and the Company retained inventory for securitization. Production in 2006 has declined, reflecting higher interest rates and market conditions, as well as declining demand for mortgage loans. During the nine months ended September 30, 2006, the Company completed only one securitization and sold inventory to third parties to reduce cash invested in inventory. As a result, inventory balances declined significantly in the late second and third quarters of 2006; however, average outstanding balances for the nine months ended September 30, 2006 were slightly higher than the comparable period in 2005.

Total loan production for the nine months ended September 30, 2006 was $4.6 billion at a weighted average coupon of 8.34% as compared to loan production for the nine months ended September 30, 2005 of $9.8 billion at a weighted average coupon of 7.27%. Total loan production for the three months ended September 30, 2006 was $1.3 billion at a weighted average coupon of 8.53% as compared to loan production for the three months ended September 30, 2005 of $4.4 billion at a weighted average coupon on 7.29%.

Residual accretion reflects interest income accrued on the Company’s retained interests in its securitizations. The increase for the three and nine month periods ended September 30, 2006 as compared to the comparable periods in 2005 reflects additional retained interests arising from a securitization of mortgage loans during the second quarter of 2006 as well as an increase in projected cash flows from older residuals. The increase in investment interest income reflects higher cash balances.

Components of interest expense are summarized as follows (dollars in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
	(unaudited)
Bond interest	$44,142	$30,750	$139,290	$50,068
Amortization of bond discount and deferred bond issuance costs	1,856	1,089	5,675	2,515

	45,998	31,839	144,965	52,583
Warehouse interest	17,846	35,070	75,474	59,697
Other interest expense
Securities sold under agreements to repurchase	1,364	—	2,832	39
Amortization of commitment fees	7,625	663	9,721	2,040
Interest expense on capital leases	50	105	194	253

	$72,883	$67,677	$233,186	$114,612

Interest expense increased 7.7% to $72.9 million for the three months ended September 30, 2006 from $67.7 million for the three months ended September 30, 2005. Interest expense increased 103.5% to $233.2 million for the nine months ended September 30, 2006 from $114.6 million for the nine months ended September 30, 2005.

Bond interest relates to the Company’s long-term securitized debt and is indexed to one month London Inter Bank Offered Rate (LIBOR). While average bond balances for the three months ended September 30, 2006 declined as compared to the three months ended September 30, 2005 (consistent with the mortgage loan balances securing the bonds as discussed above), one month LIBOR increased from 3.34% as of June 30, 2005 to 5.32% as of September 30, 2006. The impact of the increase in LIBOR on bond interest expense more than offset the effect of lower average balances. For the nine months ended September 30, 2006, bond interest increased even more significantly as increasing interest rates were applied to overall higher average balances as compared to the nine months ended September 30, 2005. Interest rates on the Company’s portfolio of mortgage loans held for investment are also indexed to one month LIBOR, but interest rates are generally fixed for the first two or three years of the loan. Loans within the Company’s portfolio of mortgage loans held for investment have not yet reached the point at which the coupon will reset. This has resulted in a significant decline in net interest income from the Company’s portfolio of mortgage loans held for investment. As discussed below in “Gain or Loss on Trading Securities and Derivative Instruments”, the Company utilizes derivative financial instruments to hedge the risk of changes in interest rates. During the three and nine months ended September 30, 2006, the Company received payments from interest rate contracts totaling $11.1 million and $24.7 million, respectively, which offset this decline in net interest income.

Warehouse interest relates to borrowings under the Company’s warehouse credit agreements, which finance the portfolio of loans held for sale. Interest rates under the Company’s warehouse agreements are also tied to one month LIBOR. Because the Company is able to increase rates on newly originated mortgage loans as its cost of borrowings increases, net interest income on the Company’s portfolio of mortgage loans held for sale is not impacted as much by the same factors impacting the held for investment portfolio. Changes in warehouse interest for the three and nine months ended September 30, 2006 as compared to the comparable periods in 2005 reflect the same factors as those affecting coupon interest on the held for sale portfolio for the same periods.

Interest expense on securities sold under agreements to repurchase relates to borrowings against the Company’s residual interests in securitizations and its net equity in consolidated securitization trusts that own mortgage loans held for investment. The Company had no significant borrowings under such lending arrangements in the prior year. Amortization of commitment fees increased principally due to commitment fees paid during the second quarter of 2006 to extend certain lending arrangements.

A summary of ECC Capital’s interest rate spread as of September 30, 2006 and 2005 is as follows2:

	September 30,
	2006	2005
	(unaudited)
WAC - Loans held for sale	8.59%	7.38%
Cost of funds	6.08%	4.64%

Net interest rate spread	2.51%	2.74%

WAC - Loans held for investment	7.19%	7.25%
Cost of funds	5.73%	4.14%

Net interest rate spread	1.46%	3.11%

WAC - Total loan portfolio	7.48%	7.32%
Cost of funds	5.80%	4.39%

Net interest rate spread	1.68%	2.93%

Delinquencies and provision for losses

The provision for loan losses on loans held for investment declined to $1.5 million for the three months ended September 30, 2006 from $12.2 million for the three months ended September 30, 2005. The provision for loan losses on loans held for investment decreased 28.5% to $13.0 million for the nine months ended September 30, 2006 from $18.2 million for the nine months ended September 30, 2005. The allowance for loan losses increased throughout 2005 and into 2006 as the Company’s portfolio of loans held for investment grew. Through September 30, 2006, the Company’s loss experience has been less than expected. Loss experience to date has been minimal principally due to lower than projected loss severity, reflecting housing price appreciation in recent years. Many markets are beginning to see declines in housing prices and it is reasonable to expect loss severity to increase. While management has factored these considerations into its estimate of loan losses, should housing prices decline for an extended period of time, ECC Capital’s loan defaults and loss severity may increase, in which case its loan losses will increase.

[2]	WAC, or weighted average coupon, reflects the stated interest rate on loans and does not include the effect of amortized origination fees and costs. Cost of funds reflects the stated interest rate on the related debt and does not include payments or receipts under ECC Capital’s interest rate derivatives or any amortization of bond discount or deferred issue costs.

Quarterly delinquency trends for 2006 are as follows (dollars in thousands):

	September 30, 2006		June 30, 2006		March 30, 2006
Aging	Loan balance	Percentage of total	Loan balance	Percentage of total	Loan balance	Percentage of total
	(unaudited)		(unaudited)		(unaudited)
Current	$2,487,789	90.0%	$2,977,498	92.1%	$3,532,583	94.1%
30 - 59 days past due	91,514	3.3%	84,016	2.6%	75,389	2.0%
60 - 89 days past due	42,521	1.5%	36,591	1.1%	33,990	0.9%
90 - 119 days past due	33,623	1.2%	35,353	1.1%	26,832	0.7%
120 - 149 days past due	25,988	0.9%	18,236	0.6%	22,005	0.6%
150 - 179 days past due	13,474	0.5%	14,801	0.5%	19,070	0.5%
180 + days past due	70,363	2.6%	66,426	2.0%	45,348	1.2%

	$2,765,272		$3,232,921		$3,755,217

Bankruptcy/foreclosure	$161,187	5.8%	$134,405	4.2%	$86,501	2.3%

Although delinquencies have increased, such increases are consistent with the normal, expected seasoning of the portfolio. As a result of these factors, the Company has moderated the rate at which it is providing for loan losses through September 30, 2006 and management believes the reserve balance as of September 30, 2006 reflects the best estimate of losses incurred as of that date.

Gain or Loss on Sale of Loans, Net.

ECC Capital sold approximately $5.5 billion in loans through whole loan transactions at a weighted average price of 100.46% during the nine months ended September 30, 2006 as compared to $2.8 billion at a weighted average price of 102.04% for the nine months ended September 30, 2005. The increase in the volume of loan sales during the first nine months of 2006 as compared to the first nine months of 2005 is mainly attributable to the Company’s conversion to REIT status in the beginning of 2005 and holding loans during that period to build a portfolio of loans held for investment. ECC Capital completed its last securitization of loans held for investment in November 2005 and, as a result, began selling a higher percentage of loan production.

Throughout 2005, the Company experienced a decline in whole loan sales prices, in particular during the fourth quarter. During the fourth quarter of 2005, credit market conditions in the asset-backed securities market required additional credit enhancements that negatively impacted the prices investors were willing to pay for loans. The decline in sales prices experienced during the fourth quarter also reflected normal seasonal trends, a rising interest rate environment, as well as a need to reduce higher levels of held for sale inventory the Company had retained while selecting mortgage loans for securitization.

Although the Company has experienced some improvement in sales execution through the first nine months of 2006, secondary market pricing on whole loan sales still has not recovered to levels experienced through the first half of 2005. In addition, discount sales have increased reflecting efforts to dispose of aged and repurchased inventory reducing overall execution.

The following table summarizes whole loan sales for the periods indicated (excludes securitizations):

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
	(in thousands)
	(unaudited)
Whole-loan sales at a:
Premium	$1,977,121	$1,575,954	$4,924,027	$2,745,292
Discount	81,038	23,892	615,240	59,522

Total whole-loan sales	$2,058,159	$1,599,846	$5,539,267	$2,804,814

Weighted average price for:
All sales	101.12%	101.85%	100.46%	102.04%
Premium sales	101.56%	101.88%	101.31%	102.14%
Discount sales	90.51%	99.25%	93.65%	97.57%

Premium whole loan sales are sales to investors at prices above par. Conversely, discount sales are sales of loans at prices below par. Discounted sales are generally a result of incomplete documentation or the rejection of the whole loans by a premium whole loan buyer because of certain characteristics, or loans repurchased from investors and subsequently resold. Weighted average sales price decreased by 158 basis points to 100.46% for the nine months ended September 30, 2006 from 102.04% for the nine months ended September 30, 2005. Management believes this decrease was the result of unfavorable pricing on the Company’s loans as a result of the factors noted above.

The following table represents the components of gain or loss on sales recorded for the three and nine months ended September 30, 2006 and 2005 (in thousands):

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
	(unaudited)
Net premium (discount) from whole-loan sales and securitizations	$21,814	$29,353	$20,533	$56,447
Provision for repurchases	(23,221)	(35)	(39,435)	(2,784)
Non-refundable loan fees, net	(216)	(376)	(1,417)	(641)
Lower of cost or market adjustment for loans held for sale	(3,221)	(20,533)	11,035	(21,950)
Deferred origination costs	(5,801)	(17,808)	(30,362)	(33,747)

Gain (loss) on sale of loans, net	$(10,645)	$(9,399)	$(39,646)	$(2,675)

The Company’s practice is to record, at the date of the sale, a provision for estimated repurchase losses attributable to principal, premium, interest and other costs of loans repurchased based upon its historical experience of the amount of sales that ultimately require repurchase. The obligations to repurchase loans and to reimburse the investor for any premiums paid on loans attributable to early payment are contractual obligations and require management to estimate such amounts at the time of sale. The provision for losses anticipated on the disposition of loans expected to be repurchased is recorded as part of the provision for repurchases and charged to gain or loss on sale of loans. The provisions can vary from year to year depending on the contractual obligations and loan performance. The provision for repurchase losses increased to $23.2 million for the three months ended September 30, 2006 from $35,000 for the three months ended September 30, 2005. The provision for repurchase losses increased to $39.4 million for the nine months ended September 30, 2006 from $2.8 million for the nine months ended September 30, 2005. The increase in the provision for repurchase losses in 2006 is the result of higher repurchase claims from whole loan sale investors and increases in the amount of loan sales.

Loan origination fees, as well as discount points and certain direct origination costs, are initially capitalized and recorded as an adjustment to the cost of the loan, which is reflected in the gain or loss on sale recorded when the loan is sold. Deferred origination costs decreased 67.4% to $5.8 million for the three months ended September 30, 2006 from $17.8 million for the three months ended September 30, 2005, primarily due to decreased yield spread premiums paid to brokers and an increase in fees collected from borrowers, primarily through the Company’s remaining retail channels. Deferred origination costs declined 10.0% to $30.4 million for the nine months ended September 30, 2006 from $33.7 million for the nine months ended September 30, 2005, for the same reasons.

The lower of cost or market adjustments recorded for the three and nine months ended September 30, 2005 reflect the previously discussed deterioration in whole loan pricing the Company began to experience in the second half of 2005. As the Company sold inventory during 2006 against which it had provided a lower of cost or market valuation adjustment, the valuation adjustment related to loans sold was reversed, offsetting the discount recorded on execution and included in Net premium (discount) from whole loan sales and securitizations. As of September 30, 2006, ECC Capital has recorded a lower of cost or market valuation adjustment against its held for sale portfolio of $24.0 million.

Gain or Loss on Trading Securities and Derivative Instruments

The net gain or loss on trading securities and derivative instruments comprise the following (in thousands):

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
	(unaudited)
Residual mark-to-market gain (loss)	1,163	(2,551)	(327)	(7,546)
Derivative gains (losses):
Eurodollar futures	(6,227)	22,606	4,301	22,286
Interest rate agreements	(27,762)	19,805	(13,546)	13,790
Net receipts (payments) under interest rate agreements	11,118	(2,850)	24,743	(6,601)

	(21,708)	37,010	15,171	21,929

ECC Capital uses Eurodollar futures contracts, interest rate caps, and interest rate swaps to economically hedge its residual interests in securitizations, loan pipeline, loans held for sale, and loans held for investment. Due to rising interest rates, these derivative instruments increased in value during the first half of 2006. In addition, the Company was required to make net swap payments during the first half of 2005 due to the fixed contract interest rate being higher than the floating market interest rate. Due to increases in LIBOR, the Company received net swap payments during the three and nine months ended September 30, 2006 and the payments it receives on its interest rate cap contracts have increased. During the three months ended September 30, 2006, interest rates declined and as a result, the value of the Company’s derivative financial instruments declined resulting in losses.

The residual interests in securitizations represent the present value of the excess of estimated future cash flows received from borrowers on mortgage loans sold into securitization trusts over the cash flows passed through to the related asset-backed securities. A summary of the fair values of these residual interests is as follows (in thousands):

	Value as of
	September 30, 2006	December 31, 2006
	(unaudited)
SASCO ECC 2003-1	$3,289	$1,464
CWABS ECC 2004-1	8,474	4,837
CWABS ECC 2004-2	12,165	8,452
Bravo Mortgage Asset Trust 2006-1	30,035	—

Total	$53,963	$14,753

The mark-to-market adjustments to the ECC 2003-1, ECC 2004-1 and ECC 2004-2 residual interests increased their fair values $5.2 million and $3.7 million during the three and nine months ended September 30, 2006, respectively, as losses experienced within these securitizations have continued at rates less than initially anticipated. Management believes that the ECC 2003-1 securitization will be called in the fourth quarter of 2006 or the first quarter of 2007 and that over collateralization proceeds will be released to the Company at the time of the call. Management also believes that the over collateralization requirements in the two 2004 securitizations will be reduced during the first half of 2007 resulting in further distributions of over collateralization.

The BMAT 2006-1 securitization was completed during the second quarter of 2006. Loan delinquencies have been increasing within BMAT 2006-1 leading to an increase in projected losses as compared to initial projections leading to a decline in fair value of $4.0 million during the three months ended September 30, 2006. ECC Capital is not currently receiving excess cash flows from BMAT 2006-1 and does not anticipate receiving any excess cash flows through 2007 as such cash flows are currently being distributed to make principal and interest payments on outstanding net interest margin bonds.

Operating expenses and cost to originate

Cost to originate as a percentage of production is summarized as follows:

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
	(unaudited)
Dollars in thousands
Total operating expenses	$28,614	$52,807	$106,802	$126,116
Deferred origination costs	8,544	33,980	30,164	76,466
Net REO gains (losses)	(1,462)	—	(2,375)	—
Severance and lease termination costs	—	—	(9,128)	—
Loan servicing costs	(2,620)	(3,775)	(10,179)	(9,562)

Adjusted operating expenses	33,076	83,012	115,284	193,020
Premiums paid, net of fees collected	(3,471)	14,822	(10,349)	41,489

Total costs to originate	$29,605	$97,834	$104,935	$234,509

Loan originations	$1,338,000	$4,408,000	$4,587,000	$9,815,000

Total operating expenses	2.14%	1.20%	2.33%	1.28%
Deferred origination costs	0.64%	0.77%	0.66%	0.78%
Net REO gains (losses)	-0.11%	—	-0.05%	—
Severance and lease termination costs	—	—	-0.20%	—
Loan servicing costs	-0.20%	-0.09%	-0.22%	-.10%

Adjusted operating expenses	2.47%	1.88%	2.52%	1.96%
Premiums paid, net of fees collected	-0.26%	0.34%	-0.23%	0.42%

Cost originate as a percentage of production	2.21%	2.22%	2.29%	2.38%

Total operating costs for the three months ended September 30, 2006 declined 45.8% to $28.6 million as compared to $52.8 million for the three months ended September 30, 2005 reflecting a 69.6% decline in production and lower resulting commissions. Total operating costs for the nine months ended September 30, 2006 declined 15.3% to $106.8 million as compared $126.1 million for the nine months ended September 30, 2005. This decline is also consistent with a 53.3% decline in production. Operating expenses for the three and nine months ended September 30, 2006 include $1.2 million and $1.9 million, respectively, in legal and investment banking costs directly related to ECC Capital’s consideration of various strategic alternatives, including the sale of certain assets to Bear Res.

As a percentage of production, adjusted operating expenses increased to 2.47% and 2.52% for the three and nine months ended September 30, 2006, respectively, from 1.88% and 1.96% for the three and nine months ended September 30, 2005, respectively. Although the dollar amount of adjusted operating expenses has been reduced, these costs are spread over a lower base of loan production. Overall cost to originate as a percentage of production has declined to 2.21% and 2.29% for the three and nine months ended September 30, 2006, respectively, from 2.22% and 2.38% for the three and nine months ended September 30, 2005, respectively. This decline is the direct result of declining yield spread premiums paid to brokers.

Liquidity

In connection with the Asset Purchase Agreement, ECC Capital entered into an amended warehouse financing facility under which an affiliate of Bear Res agreed to finance all mortgage loans ECC Capital originates on or after October 10, 2006 through the date of the closing of the transaction or the termination of the Asset Purchase Agreement.

Under the amended warehouse financing facility, Bear Stearns will finance new production at par plus yield spread paid to brokers. Interest on borrowings is payable to Bear Stearns at a rate that is effectively the same as weighted average coupon on the loans funded. The Asset Purchase Agreement permits generally an affiliate of Bear Res to acquire all the Company’s loan production for securitization by Bear Stearns. Bear Stearns will purchase the Company’s loan production for the net execution realized in securitization transactions, net of transaction costs, including a .25% underwriting fee, and a .25% pricing discount. While the Company will provide representations and warranties with respect to compliance with applicable laws and regulations to Bear Stearns in connection with the sale of loans, the Company will not be required to repurchase loans due to early payment default or other breaches of representations and warranties.

ECC Capital will generate liquidity through the sale of its fourth quarter loan production to Bear Stearns. In addition, as of September 30, 2006, the unpaid principal balances of loans held for sale aggregated $732.0 million, of which the Company had financed $677.6 million through its various warehouse facilities. ECC Capital anticipates liquidating a substantial portion of this loan inventory during the fourth quarter of 2006. However, this inventory includes approximately $150 million in unpaid principal balances on loans originated prior to July 2006, including $34.3 million that was originated in 2005 or earlier. Management anticipates that much of this aged inventory will be sold at prices less than the unpaid principal balance on the loans. Such potential losses are considered as part of the lower of cost or market valuation allowance.

From time to time ECC Capital may also enter into repurchase borrowing arrangements, pledging securities it owns as collateral. ECC Capital has entered into repurchase arrangements with financial institutions pledging its residual interests in securitizations and its ownership interests in securitization trusts consolidated for financial reporting purposes as collateral. At September 30, 2006 and December 31, 2005, the amount outstanding under these borrowing arrangements was $60.0 million and $13.1 million, respectively.

In addition, ECC Capital may borrow against the cash surrender value of corporate owned life insurance (COLI). At September 30, 2006, it had $9.9 million in outstanding borrowings under this arrangement. The total cash surrender value of the COLI, including amounts securing borrowings, was $13.6 million at September 30, 2006. The Company maintains COLI as a mechanism for funding liabilities to employees who contribute to a deferred compensation plan. The liability to the plan at September 30, 2006 was $14.6 million.

Due to noted declines in production and loan sales, the Company’s inventory of loans held for sale has declined from $2.7 billion as of the beginning of the year to $711.2 million as of September 30, 2006. Related other receivable balances and accrued interest balances have declined as well. Coupled with borrowings collateralized by the Company’s residual interests in securitizations and the cash surrender value of COLI policies aggregating $69.9 million and partially offset by the cash required to fund operating losses, the Company was able to increase cash balances from $46.9 million as of December 31, 2005 to $102.8 million as of September 30, 2006.

ECC Capital expects to close the sale of certain assets to Bear Res and exit the mortgage origination business by the end of 2006. From the effective date of the Asset Purchase Agreement, the Company does not believe that it will be required to utilize any significant liquidity to originate new loans. Although the Company does not expect to receive any significant interest income on loan inventory financed by Bear Stearns, it also does not expect to pay any interest expense. The Company will receive cash flow at the time that Bear Stearns sells the Company’s loan production it funds, generally in the month following the origination of the production. From the date of the Asset Purchase Agreement through the date of close, the Company anticipates reduced operating costs due to the simplification of operations during this interim period and the continued reduction of personnel. As a result of the arrangements with Bear Stearns and its affiliate to finance and acquire the Company’s loan production during this interim period, and the anticipated lower operating costs, the Company believes that the cash requirements of funding the operating losses of its mortgage banking operations through the fourth quarter of 2006 will be significantly reduced. In addition, upon the close of the transactions contemplated by the Asset Purchase Agreement, the Company will receive $26 million in cash.

Although ECC Capital anticipates that the cash required to fund operating losses may decrease, by exiting the mortgage origination business it expects that it will also incur severance costs as a result of reductions in its workforce, costs related to retention payments made to certain key employees and certain other costs (e.g., legal and accounting fees) related to the consummation of the transaction. In addition, following the transaction, the Company will retain various liabilities of its mortgage banking operations, including lease obligations related to offices closed in connection with the Company’s previous restructurings and obligations related to the settlement of EPD and representation and warranty claims. As of September 30, 2006, remaining minimum lease obligations under leases not expected to be assumed by Bear Res aggregate $8.6 million payable through 2012. These amounts have not been reduced by any sublease income or lease termination settlements that the Company may enter into.

As of September 30, 2006, ECC Capital has accrued a liability of $33.2 million representing management’s estimate of losses it will incur in the disposition of anticipated EPD and representation and warranty repurchase claims related to loans sold through that date. Management believes most of these liabilities will be settled primarily over the next six months, but also believes that settlement of some portion of this liability will settle after 2007. Management believes the reserve for losses it may incur in disposing of these claims is adequate to provide for anticipated losses; however, the amount of future claims and losses is largely dependent on market conditions and the performance of the Company’s loans. As a result, the amount of future losses relating to ECC Capital’s repurchase obligations may differ from the amount recorded as of September 30, 2006.

In addition to lease and loan repurchase obligations, management believes that there may be other liabilities that arise out of the transaction. At the present time, it is not possible to determine or project the total amount of liabilities of the mortgage banking operations that ECC Capital may ultimately be required to settle. However, based upon current cash balances and cash generated though the date of the closing of the Asset Purchase Agreement, including cash received from the sale of assets to Bear Res, net of cash utilized by operations and costs of closing the transaction, ECC Capital is presently intending to make distributions to its stockholders totaling approximately $80 million within 30 days after the close of the transaction. If the transaction with Bear Res does not close by December 31, 2006, ECC Capital presently intends to declare a dividend in an amount at least equal to its estimated REIT taxable income for 2006 and presently intends to declare additional distributions in an amount equal to $0.80 per share, less the previously declared dividend, within 30 days after the close of the transaction.

Following such distribution, management believes that remaining cash balances together with cash flow generated from the Company’s securitizations will provide sufficient liquidity to support remaining operations and settle remaining liabilities. The Company’s remaining operations will consist primarily of the management of its ownership interests in securitizations. The amount and timing of any future distributions will depend on whether ECC Capital elects to sell its residual interests, in whole or in part, or elects to collect the remaining cash flows over the life of such residuals. Following any sale of the remaining assets and/or the realization, over time, of cash flows from the Company’s residual interests, ECC Capital presently believes that it will be able to make total distributions over time to its stockholders of at least $1.60, which includes the initial distribution specified above. ECC Capital intends to maintain its REIT status for the period of time during which it holds the residual interests in its securitizations.

Realization of these plans is dependent upon ECC Capital completing the sale of certain of its assets to Bear Res and exiting the mortgage origination business. While management believes that the sale transaction will be completed, there can be no assurances that this will occur. If ECC Capital is unable to consummate the transaction and, in such circumstances, is unable to operate profitably and generate positive cash flow, it may be unable to make these distributions.

About ECC Capital Corporation

ECC Capital Corporation, headquartered in Irvine, Calif., is a mortgage real estate investment trust (REIT) that originates and invests in residential mortgage loans. Primarily through its wholesale subsidiary, ECC Capital offers a series of mortgage products to borrowers, with a particular emphasis on “nonconforming” borrowers who generally do not satisfy the credit, collateral, documentation or other standards required by conventional mortgage lenders and loan buyers. ECC Capital is currently structured to qualify as a REIT by managing a portfolio of nonconforming loans it originates or acquires. As a REIT, ECC Capital is required to distribute dividends to its stockholders from net income generated from the spread between the interest income on its assets in its portfolio and the costs of capital to finance its acquisition of these assets.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release, including statements relating to the proposed transactions with Bear Res and Bear Stearns, ECC Capital’s ability to pay dividends, repurchase loss expectations and adequacy of reserves, portfolio performance and allowance for loan losses, estimated future cash flows, liquidity, disposition of loan inventory, and settlement of repurchase claims and liabilities, may be deemed forward-looking statements under federal securities laws and ECC Capital intends that those forward-looking statements be subject to the safe-harbor created thereby. These forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties, which could affect ECC Capital’s future plans. ECC Capital cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. These factors include, but are not limited to: (i) the condition of the whole loan sale market and ECC Capital’s ability to improve the value received in the whole loan market for its loan originations, (ii) the condition of the U.S. economy and financial system, (iii) interest rates and the subsequent effect on the business, (iv) the stability of residential property values, (v) the potential effect of new state or federal laws or regulations, (vi) the effect of increasing competition, (vii) ECC Capital’s ability to implement successfully its business plan, (viii) continued availability of credit facilities and access to the securitization markets or other sources of capital, (ix) ECC Capital’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, (x) ECC Capital’s ability to retain qualified personnel, (xi) the risks associated with the use of leverage and (xii) other factors and risks discussed in ECC Capital’s Annual Report on Form 10-K/A for the year ended December 31, 2005, which was filed with the Securities and Exchange Commission on October 27, 2006. You should also be aware that, except as otherwise specified, all information in this news release is as of November 14, 2006. ECC Capital undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in ECC Capital’s expectations.

For Further Information:

AT THE COMPANY:

Roque A. Santi

Chief Financial Officer

(949) 856-7611

rsanti@encorecredit.com

ECC Capital Corporation

Condensed consolidated statement of operations

(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2006	2005	2006	2005
	(unaudited)
Revenue
Interest income	$81,414	$115,752	$298,594	$203,838
Interest expense	(72,883)	(67,677)	(233,186)	(114,612)

Net interest income	8,531	48,075	65,408	89,226
Provision for loan losses - Loans held for investment	1,500	12,190	13,020	18,200

Net interest income, after provision for loan losses	7,031	35,885	52,388	71,026
Gain (loss) on sale of loans, net	(10,645)	(9,399)	(39,646)	(2,675)
Other Income	—	5,380	—	5,380
Gain (loss) on derivatives	(21,708)	37,010	15,171	21,929

Total revenue	(25,322)	68,876	27,913	95,660

Expense
Personnel	12,326	26,426	44,337	61,406
Production and marketing	3,696	7,554	9,922	16,004
Servicing fees	2,620	3,774	10,179	9,561
Occupancy expense	1,828	2,822	5,664	6,846
Severance and lease termination costs	—	—	9,128	—
General and administrative	8,144	12,231	27,572	32,299

Total expenses	28,614	52,807	106,802	126,116

Loss before income taxes	(53,936)	16,069	(78,889)	(30,456)
Provision (benefit) for income taxes	1	(6,316)	8	(16,178)

NET LOSS	$(53,937)	$22,385	$(78,897)	$(14,278)

Net loss per share of common stock
Basic	$(0.54)	$0.23	$(0.79)	$(0.17)
Diluted	$(0.54)	$0.22	$(0.79)	$(0.17)

ECC Capital Corporation

Condensed consolidated balance sheet

(unaudited)

	September 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Cash and cash equivalents	$102,778	$46,904
Restricted cash	—	18,600
Other receivables	7,617	24,966
Mortgage loans held for sale, net	711,192	2,744,423
Mortgage loans held for investment, net	2,748,766	4,222,063
Accrued mortgage loan interest	31,509	46,840
Residual interests in securitization	30,035	14,753
Residual interests in securitization, pledged as collateral	23,928	—
Prepaid expenses and other assets	56,662	30,502
Derivative instruments	42,179	58,948
Equipment and leasehold improvements, net	9,437	14,422
Income taxes receivable	2,122	31,197

Total assets	$3,766,225	$7,253,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse and repurchase facilities	$680,527	$2,708,266
Long-term debt	2,717,043	4,166,127
Securities sold under agreements to repurchase	60,008	13,074
Accounts payable and accrued expenses	100,977	63,236
Dividends payable	—	18,044

Total liabilities	3,558,555	6,968,747
Stockholders’ equity	207,670	284,871

Total liabilities and stockholders’ equity	$3,766,225	$7,253,618